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                                                                    Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

                                                                        Contact:
                               Mary E. Abood, Director, Corporate Communications
                                               216-931-9551 or mabood@penton.com
                                  or Joseph G. NeCastro, Chief Financial Officer
                                            216-931-9770 or jnecastro@penton.com



PENTON TO ACQUIRE NEW HOPE COMMUNICATIONS,
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GAIN MAJOR MEDIA POSITION IN NATURAL PRODUCTS INDUSTRY
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CLEVELAND, OH - May 18, 1999 - Penton Media, Inc. (NYSE: PME) today announced it has entered into a definitive agreement to acquire Boulder, Colorado-based New Hope Communications, Inc., a leading business media company serving the natural products industry, for $82 million. Of the consideration, $41 million will be paid in cash and the remainder will be payable through the issuance of approximately 2.1 million shares of Penton common stock. The transaction also includes a maximum additional contingent consideration of $15 million, payable half in cash, half in stock, based on profit performance in 1999, 2000 and 2001.

New Hope was founded in 1975 by Doug Greene, who will serve as New Hope's non-executive chairman and provide consulting services to Penton. Mr. Greene, 49, also will hold a director seat on Penton's Board.

"The acquisition of New Hope Communications is another example of the execution of Penton's strategy to acquire leading business media companies in growth markets," said Thomas L. Kemp, chief executive officer of Penton Media. "In addition, the purchase reinforces Penton's strategies to diversify our market positions and revenue streams," said Kemp, noting that New Hope has an attractive diversity of revenues from trade shows, conferences, magazines and its Web site.

"New Hope has developed strong media brands and has grown alongside the dynamic natural products industry. It represents the kind of high-growth, media leadership opportunity that Penton will continue to target in pursuing its growth strategy," Kemp said.

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The natural products industry has grown from about $1.9 billion in sales in 1990 to nearly $25.4 billion in 1998 as consumer trends have moved toward healthier lifestyles. Kemp noted that, while the industry's main segments, natural foods and dietary supplements, continue to grow, new segments have emerged and are recording rapid sales growth. These categories include organic foods, specialty and gourmet foods, personal care, herbal and homeopathic medicine, aromatherapy, children's products, housewares, health-related books, and natural pet products. The industry is rapidly emerging in international markets, as well, he noted.

New Hope's core products include NATURAL PRODUCTS EXPO EAST and NATURAL PRODUCTS EXPO WEST, two of the largest trade shows in the United States, according to the 1999 Tradeshow Week 200 rankings. NATURAL PRODUCTS EXPO EAST was identified by the publication as being the third fastest growing trade show in the U.S. in 1998. New Hope will launch NATURAL PRODUCTS EXPO EUROPE at the RAI International Exhibition & Congress Centre in Amsterdam, The Netherlands, May 31-June 2, 2000. In addition, New Hope publishes Natural Foods Merchandiser, the leading magazine serving the natural foods/health foods and organic foods market. Natural Foods Merchandiser is published monthly and has a BPA-audited circulation of 14,000 qualified subscribers.

New Hope Communications' media portfolio also includes:
Delicious! - A magazine purchased in bulk by retailers nationwide and distributed to consumers as an in-store merchandising and educational vehicle. It has a guaranteed monthly rate base of 425,000. Editorial content focuses on natural healing, nutrition, herbal medicine, homeopathy, fitness, and recipes for the natural kitchen.

Nutrition Science News - A monthly journal that focuses on the science behind natural products, including vitamins and other health supplements. It has a BPA-audited circulation of 20,900 qualified subscribers that includes supplement buyers, store owners and pharmacists. Its content, written primarily by science and medical professionals, advises readers on educating their customers about healthy living using a science-based approach.

Health & Nutrition Breakthroughs - Published monthly, this magazine is written by health care and science professionals in layman's terminology to educate consumers about the science behind food and dietary supplements. It is purchased by vitamin retailers, pharmacies and other

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outlets, and distributed to their customers. The magazine has a guaranteed monthly rate base of 200,000.

Healthwell.com - New Hope's Internet resource for health and wellness information, Healthwell.com includes The Wellness Center, which lists health conditions with the latest natural remedies; an area for delicious and healthy cooking ideas; and health information from health and medical advisors. The site attracts more than 200,000 page views monthly.

Conferences - New Hope's conferences include The Natural Products Financial Conference, which is attended by money managers and analysts seeking investment opportunities in the natural products industry. The event also provides targeted educational and networking events for natural products industry companies seeking investment partners and other forms of financing.

New Hope also publishes Expansion Management, a monthly magazine edited for executives of corporations involved in expanding and relocating their facilities. Based in Overland Park, Kansas, Expansion Management focuses on state business climates, expansion and real estate issues, and economic development news. It has a BPA-audited circulation of 45,000 subscribers. Expansion Management will become part of Penton's Management Group, which also includes IndustryWeek, IW Growing Companies, the magazines' Web sites, and the IndustryWeek conference series.

New Hope will operate from Boulder as a division of Penton under the name New Hope Natural Media. In addition to Mr. Greene, its management includes Richard Prill, president; Kimberly Paulsen, president of publishing; and Katherine M. Lawrence, president of trade shows and conferences, all of whom will continue in their current positions subsequent to the acquisition.

Penton Media, Inc. (NYSE: PME) is a leading diversified business media company that publishes magazines and electronic information products, produces trade shows and conferences, and provides marketing and business development products and services, including direct mail lists, research and custom publishing. Penton serves the food/retail; Internet; design/engineering; electronics; government/compliance; management; manufacturing; mechanical systems/construction; supply chain/aviation; and leisure/hospitality markets. Penton generated revenues of $233.1 million in 1998. It was spun off from Pittway Corporation in August 1998.